UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 13, 2004

Bell Microproducts Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

California	0-21528	94-3057566
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1941 Ringwood Avenue, San Jose, CA		95131-1721
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code	408-451-9400

N/A
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01. Entry into a Material Definitive Agreement.

The information provided in Item 2.03 below is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 20, 2004, Bell Microproducts Inc. (the "Company") executed a securitization program with Wachovia Bank, National Association ("Wachovia") and Blue Ridge Asset Funding Corporation ("Blue Ridge"), an affiliate of Wachovia, which ends on September 20, 2007. Under the program, the Company will sell or contribute all of its receivables to a newly created special purpose bankruptcy remote entity named Bell Microproducts Funding Corporation ("Funding"), a wholly-owned subsidiary of the Company. Funding will obtain financing from Blue Ridge or Wachovia and other liquidity banks secured by the receivables to pay a portion of the purchase price for the receivables. The balance of the purchase price will be paid by advances made by the Company to Funding under a subordinated note of Funding payable to the Company and by capital contributions from the Company to Funding. The maximum principal amount available for Funding’s credit facility is initially $75 million. The interest rate on advances made by Blue Ridge shall be the cost of Blue Ridge’s commercial paper. In addition, Funding will pay a program fee in the amount of 95 basis points per annum on the portion of the advances funded by Blue Ridge’s commercial paper. The interest rate on advances made by Wachovia and other liquidity banks shall be either an alternate base rate (which is the higher of the "prime rate" as announced by Wachovia, or one-half of one percent above the federal funds effective rate), or a rate based on a LIBOR with a specified margin. Funding will also pay an unused line fee ranging from 0.20% to 0.25% per annum of the unused portion of the facility. The Company will act as a servicer for Funding and will collect all amounts due under, and take all action with respect to, the receivables for the benefit of Funding and its lenders. In exchange for these services, the Company will receive a servicing fee determined on an arms-length basis. The cash flow from the collections of the receivables will be used to purchase newly generated receivables, to pay amounts to Funding’s lenders, to pay down on the subordinated note issued to the Company and to make dividend distributions to the Company (subject at all times to the required capital amount being left in Funding).

Wachovia, as agent for Blue Ridge and the liquidity banks, can accelerate the debt: if Funding, as borrower, or the Company, as servicer, has failed to make any payments or deposits when due, has breached any representation or warranty or has failed to perform any other covenant under the agreement, subject to certain cure or grace periods; if Funding fails to pay any other indebtedness when due or defaults in the performance of any provision under any agreement under which such indebtedness was created, or such indebtedness is accelerated; if the Company fails to pay any other indebtedness in excess of $1,000,000 in aggregate principal amount and such failure continues beyond any applicable cure or grace period with respect to such indebtedness or defaults in the performance of any provision under any agreement under which such indebtedness was created, or such indebtedness is accelerated; if an event of bankruptcy shall occur with respect to Funding or the Company or any of their subsidiaries; if certain deliquency, default or dilution ratios with respect to the receivables are exceeded; if there is a change in control of Funding or the Company; if judgments in excess of certain amounts are entered against Funding or the Company; or if the receivables sale agreement between Funding and the Company is terminated; or if the Company’s senior lender gives notice that the Company has sold inventory outside the ordinary course of business in violation of the Company’s senior credit agreement, among other things.

Further, on September 13, 2004, the Company executed with Congress Financial Corporation (Western) ("Congress"), an affiliate of Wachovia, a Third Amendment to the Company’s Loan and Security Agreement dated May 14, 2001, as previously amended. Under this amendment, the Company’s credit facility with Congress is extended to July 31, 2007 and is reduced by $35 million to an aggregate of $125 million. The interest rate is also reduced to (i) LIBOR plus 1.5% to 2.05%, depending on amounts outstanding under the facility, or (ii) prime to prime plus 0.5%, depending on amounts outstanding under the facility.

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements: None.

(b) Pro forma financial information: None.

(c) Exhibits:

99.1 Press Release dated September 21, 2004

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bell Microproducts Inc. (Registrant)

September 22, 2004	By:	James E. Illson

Name: James E. Illson
Title: Executive Vice President, Finance and Operations and Chief Financial Officer

Top of the Form

Exhibit Index

Exhibit No.	Description

EX-99.1	Press release dated September 21, 2004